Exhibit 15.1

September 4, 2014
Ventas, Inc.
353 North Clark Street Suite 3300
Chicago, IL 60654

Re: Registration Statements No. 333-61552 on Form S-8, No. 333-97251 on Form S-8, No. 333-107951 on Form S-8, No. 333-118944 on Form S-8, No. 333-126639 on Form S-8, No. 333-136175 on Form S-8, No. 333-183121 on Form S-8, No. 333-178185 on Form S-3, No. 333-180521 on Form S-3, No. 333-173434 on Form S-8, and No. 333-173434 on Form S-3.
With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated September 4, 2014 related to our reviews of interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Chicago, IL
September 4, 2014